Exhibit 11

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                                                 AMEN PROPERTIES, INC.
                                      EXHIBIT 11. COMPUTATON OF EARNINGS PER SHARE



                                                                   For the Twelve Months Ended  For the Twelve Months
                                                                        December 31, 2006       Ended December 31, 2005
                                                                   --------------------------- -------------------------
                                            Current
                                              Period   Year to Date   Basic        Diluted        Basic       Diluted
                     Total    Grant/Purch.    Days        Days       Weighted      Weighted      Weighted     Weighted
                     Shares       Date     Outstanding Outstanding    Shares        Shares        Shares       Shares
                   ---------- ------------ ----------- ----------- ------------ -------------- ------------ ------------
Common Stock       1,992,056     12/31/03         365         365  727,100,440    727,100,440  727,100,440  727,100,440
Common Stock
 Dividend            209,300     03/31/03         365         365   76,394,500     76,394,500   76,394,500   76,394,500
Preferred A Stock
 - Convertible       616,447     09/29/00         365         365            -    225,003,155            -            -
Preferred B Stock
 - Convertible       233,317     01/09/02         365         365            -     85,160,705            -            -
Preferred C Stock
 - Convertible       500,000     03/01/05         365         365            -    182,500,000            -            -
Common Stock -
 Warrants            165,626     03/01/05         365         365            -     60,453,490            -            -
Common Stock -
 Stock Option
 Issuance              4,859     08/24/05         365         365    1,773,535              -      626,811      626,811
Common Stock -
 Warrants
 Exercised            84,374     06/30/06         365         365   30,796,510              -            -            -
Stock Options        113,332    Various           365         365            -     41,366,180            -            -
                   ----------                                      ------------ -------------- ------------ ------------
End of period      3,919,311                                       836,064,985  1,397,978,470  804,121,751  804,121,751
Days Outstanding
 from Beginning of
 Period                                                                    365            365          365          365
                                                                   ------------ -------------- ------------ ------------
Weighted average number of
 common shares outstanding                                           2,290,589      3,830,078    2,203,073    2,203,073


Net income Net
 (loss) income (loss)                                                2,161,158      2,161,158     (704,562)    (704,562)
                                                                   ------------ -------------- ------------ ------------
Net income (loss)
 per share                                                                0.94           0.56        (0.32)       (0.32)
                                                                   ============ ============== ============ ============
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